Exhibit 99.1

Millrose Properties Reports First Quarter 2025 Financial Results

Continues Strong Momentum of Deploying Capital Accretively

Raises Full Year 2025 Third-Party Transaction Funding Guidance to $1.5 billion and Increases Year-End Quarterly Earnings Per Share Run-Rate Guidance, Driven by Increasing Demand for Transaction Funding

MIAMI – May 14, 2025 - Millrose Properties, Inc. (NYSE: MRP, “Millrose” or the “Company”), the Homesite Option Purchase Platform for residential homebuilders, today announced its financial results for the first quarter ended March 31, 2025, marking its inaugural earnings report as an independent company following its spin-off from Lennar Corporation (“Lennar”) on February 7, 2025.

“This quarter represents an exciting beginning for Millrose Properties as a standalone company,” said Darren Richman, Chief Executive Officer and President of Millrose. “The strong demand for our innovative Homesite Option Purchase Platform is driving growth and delivering value to homebuilders, land developers and our investors. We have strengthened our capital position and are executing well across both Lennar and third-party customers. We have also made progress in growing partnerships with other homebuilders and have executed five separate programmatic partnership commitments. These forward flow arrangements provide the builder with defined capital availability from Millrose under pre-negotiated terms. We believe this approach gives us and our counterparties important visibility in land planning.”

First Quarter 2025 Highlights

Millrose’s first quarter 2025 financial results reflect the strength of its business model, which generates predictable, recurring income through monthly option fee payments. The Company’s focus on disciplined capital allocation and a conservative risk profile is driving attractive returns for shareholders.

For the first quarter of 2025, after adjusting expenses from pre-spin periods, Millrose reported:

•	Net income attributable to Millrose common shareholders of $64.8 million, or $0.39 per share, driven by $82.7 million in option fees.

•	Book Value Per Share of $35.40 as of March 31, 2025.

Dividend

On March 17, 2025, Millrose declared its inaugural dividend of $63.1 million, or $0.38 per share of Class A and Class B common stock. This “stub” dividend, paid on April 15, 2025 to shareholders of record as of April 4, 2025, covered the period from Millrose’s spin-off from Lennar on February 7, 2025 through March 31, 2025, and represented a pro-rated portion of what would equate to $0.65 per share on a normalized quarterly basis.

Portfolio Highlights for the First Quarter of 2025

•

Lennar Investments: With a $6.6 billion homesite inventory balance as of March 31, 2025 and a weighted average yield of 8.5%, the Lennar relationship continues to provide a stable foundation for Millrose as Millrose grows and diversifies its platform. Shortly after the spin-off, Millrose acquired 24,000 homesites from Rausch Coleman Homes for $859 million in cash (net of deposits funded by Lennar and other holdbacks), facilitating Lennar’s acquisition of the homebuilder. In the first quarter Millrose received $645 million in net cash proceeds from homesite sales to Lennar and redeployed $635 million in new land acquisitions and development funding with Lennar, in addition to the Rausch Coleman acquisition. Weighted average option rate was 8.7% on new land acquisitions with Lennar pursuant to the terms of the Lennar Master Program Agreement.

•	Third-Party Investments: Millrose deployed $351 million with third-party customers at a weighted average yield of 11.7%, demonstrating strong demand from homebuilders.

•	Portfolio Yield: Total portfolio weighted average yield was 8.7% as of March 31, 2025, reflecting the impact of the acquisition of new third-party homesites under option.

•	Portfolio Composition: Millrose ended the quarter with approximately 111,000 homesites across 876 communities in 29 states as of March 31, 2025.

Acquisition of Landsea Homes Corporation Homesites

On May 12, Millrose provided a $700 million commitment to acquire a portfolio of homesites in partnership with New Home Company (“New Home”), a leading homebuilder wholly-owned by funds affiliated with Apollo Global Management, to support New Home’s acquisition of Landsea Homes Corporation. Following completion of the transaction, Millrose will enable development and delivery of those homesites to New Home over time under its Homesite Option Purchase Platform (“HOPP’R”).

This transaction underscores the demand for Millrose’s offering and demonstrates Millrose’s differentiated ability to facilitate large-scale, capital-efficient acquisitions in the homebuilding sector.

The transaction is expected to close in the third quarter of 2025, in conjunction with New Home’s acquisition closing.

Earnings Outlook

The Company has raised its full-year 2025 guidance for new transaction funding outside of the Lennar Master Program to $1.5 billion, up from the previously announced $1 billion, driven by heightened demand.

Accordingly, the Company has also increased year-end quarterly earnings per share run-rate to a range of $0.69 to $0.71.

Liquidity & Capitalization Update

Millrose maintains a conservative leverage profile, significant asset base, and ample liquidity, supported by a clean capital structure.

As of March 31, 2025, the Company reported total assets of $7.2 billion and liquidity of $1.1 billion, including cash and availability under its revolving credit facility.

Total Debt was $350 million, with a Debt-to-Capitalization Ratio of approximately 5%. Going forward, Millrose expects to adhere to a maximum debt to capitalization of 33%.

Subsequent to quarter end, the Company secured a $1 billion delayed draw term loan commitment from Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A., which, combined with its existing $1.3 billion revolving credit facility, supports its higher than anticipated investment pace and ensures ample capital to execute on a growing range of opportunities.

Conference Call and Webcast Information

Millrose will host a conference call on May 14 at 10:00 AM Eastern Time to discuss its first quarter 2025 results, recent developments, and outlook. The call webcast, as well as relevant earnings materials, will be available through the investor relations section of the Company’s website: ir.millroseproperties.com. A replay of the conference call will be available shortly after the broadcast.

About Millrose Properties, Inc.

Millrose purchases and develops residential land and sells finished homesites to homebuilders by way of option contracts with predetermined costs and takedown schedules. Millrose serves as a solution for homebuilders seeking to expand access to finished homesites while implementing an asset-light strategy. As fully developed homesites are sold by Millrose, capital is recycled into future land acquisitions for homebuilders, providing customers with durable access to community growth. For more information about Millrose Properties, please visit millroseproperties.com.

Forward-Looking Statements

Certain statements contained in this press release and oral statements made regarding the matters addressed in this release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements about Millrose’s plans, strategies and objectives, future earnings, expected transactions and guidance, as well as statements about Millrose’s business (including Millrose Properties Holdings, LLC (“Millrose Holdings”) and any other subsidiaries of Millrose), Millrose’s future plans, strategies and objectives. You can generally identify forward-looking statements by the words “may”, “can”, “will”, “expect”, “intend”, “anticipate”, “estimate”, “believe”, “continue” or other similar words or negatives thereof. These statements include those relating to Millrose’s plans and objectives for future operations, including plans and objectives relating to future growth of our business and the “HOPP’R”; the availability of capital at any given time to finance the various endeavors, projects and acquisitions that are expected or planned for Millrose, as well as the availability of capital that needs to be reserved for specified uses (whether contractually or by law); expectations and assumptions around our ongoing relationship with Lennar, including expectations that Lennar will fully perform on all its obligations pursuant to its agreements with Millrose (and that there will be regular and timely exercises of its purchase options) and expectations that Lennar will provide us with ongoing transactions and refer other builders who may be interested in the HOPP’R to us as potential new customers; Lennar’s expected business, operations, and financial position; the possibility of providing the HOPP’R to future new customers, and the nature of any such future arrangements; the planned use, development and sales of the assets transferred to us in connection with the Spin-Off (as defined below); any expected acquisitions, uses, development and sales of future assets; expectations and assumptions around our relationship with our external manager, Kennedy Lewis Land and Residential Advisors LLC, an affiliate and wholly-owned subsidiary of Kennedy Lewis Investment Management LLC; our expected real estate investment trust (“REIT”) status and our subsidiary Millrose Holdings’ expected taxable REIT subsidiary status; our expected emerging growth company status; expectations around ownership limits of our common stock; and expectation and assumptions around our sources of revenue, expected income, ability to secure financing or incur indebtedness, as well as other forward-looking statements, are all based on currently known or available information, which may not be indicative of future results (particularly as we are a recently-formed company and have had limited historical operations as a standalone company), as well as assumptions that involve judgments with respect to, among other things, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control, and expectations that involve numerous risks and uncertainties. All forward-looking statements included in this release are qualified in their entirety by, and should be read in the context of, the risk factors and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov.

Media

Ben Spicehandler / Stephen Pettibone

FGS Global

MillroseProperties@fgsglobal.com

Millrose Properties, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share amounts)

	March 31,	December 31,
	2025	2024
Assets
Inventories
Homesite inventory and other related assets	$6,998,924	$—
Land and land other development	—	2,978,807
Finished homesites	—	2,486,483

Total inventories	6,998,924	5,465,290
Cash	89,523	—
Option fee receivables	47,206	—
Other assets	16,703	—

Total assets	7,152,356	5,465,290

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	—	282,730
Builder deposits	684,594	—
Debt obligations	350,000	24,188
Development guarantee holdback liability	100,000	—
Deferred tax liabilities	56,890	—
Other liabilities	85,021	—

Total liabilities	1,276,505	306,918

Commitments and contingencies (See Note 8)
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, 0 shares issued at March 31, 2025	—	—
Class A common stock, $0.01 par value, 275,000,000 shares authorized, 154,183,686 shares issued at March 31, 2025	1,542	—
Class B common stock, $0.01 par value, 175,000,000 shares authorized, 11,819,811 shares issued at March 31, 2025	118	—
Predecessor equity	—	5,158,372
Additional paid-in capital	5,872,506	—
Retained earnings	1,685	—

Total stockholders’ equity	5,875,851	5,158,372

Total liabilities and stockholders’ equity	$7,152,356	$5,465,290

Millrose Properties, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share amounts)

	Three months ended March 31,
	2025	2024
Option fee revenues and other related income	$82,698	$—
Operating expenses:
Management fee expense	12,104	—
Sales, general, and administrative expenses from pre-spin period	24,960	56,987

Total operating expenses	37,064	56,987

Income (loss) from operations	45,634	(56,987)

Other income (expense):
Interest income	1,088	—
Interest expense	(2,536)	—

Total other income (expense)	(1,448)	—

Net income (loss) before income taxes	44,186	(56,987)
Income tax expense	4,380	—

Net income (loss)	$39,806	$(56,987)
Adjustment for expenses from pre-spin periods	24,960	—

Net income attributable to Millrose Properties, Inc. Common shareholders	$64,766	$(56,987)

Basic and diluted earnings per share of Class A and Class B Common Stock	$0.39	$—
Basis and diluted weighted average common shares outstanding of Class A and Class B Common Stock (1)	166,003,497	—

(1)

Basic and diluted weighted average common shares for the three months ended March 31, 2025 represent the common shares issued at the Spin-Off, which are the common shares outstanding as of March 31, 2025. No public shares were outstanding as of March 31, 2024.